Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement of Ameriana Bancorp on Form S-8 (File Nos. 333-04013, 333-56111 and 333-139711) of our report, dated, March 31, 2008, on our audits of the consolidated financial statements of Ameriana Bancorp as of December 31, 2007 and 2006 and for each of the years in the two-year period ended December 31, 2007, which report is included in Ameriana Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

/s/ BKD, LLP

Indianapolis, Indiana
March 31, 2008